EXHIBIT 10.1
CENTRUE FINANCIAL CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
          Centrue Financial Corporation (the “Company”), hereby adopts the Centrue Financial Corporation Executive Deferred Compensation Plan (the “Plan”), for the benefit of a select group of executives of the Company and its affiliated companies. The Plan is an unfunded arrangement for the benefit of executives. The Plan is effective as of January 1, 2008.
ARTICLE 1.
DEFINITIONS
1.01	Account. The bookkeeping accounts established for each Participant as provided in Section 5.01 hereof. As provided in Section 5.01, separate bookkeeping accounts shall be established for the Participant’s Deferrals, the “Deferral Account, and the Company Contributions made on behalf of a Participant, the Company Contributions Account.

1.02	Administrator. Such person or entity as determined by the Board, and in the absence of such determination, the Company.

1.03	Affiliate. A business entity that is either a wholly owned subsidiary of the Company, including not by way of limitation, the Bank, or considered to be under common control with the Company pursuant to the provisions of Code Sections 414(b), (c), (m) or (o) of the Code.

1.04	Bank. Centrue Bank.

1.05	Board. The Board of Directors of the Company.

1.06	Cause. An Executive’s termination of employment with the Company shall be considered to occur for Cause upon any of the following events:
(a)	the willful and continued failure by the Executive to perform substantially the Executive’s duties (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such failure subsequent to the delivery to the Executive of a notice of intent to terminate the Executive’s employment without Cause or subsequent to the Executive’s delivery of a notice of the Executive’s intent to terminate employment for Constructive Discharge), and such willful and continued failure continues after a demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Executive has not substantially performed the Executive’s duties

(b)	the Executive is removed or suspended from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act, as amended (“FDIA”), or any other applicable state or federal law; or

(c)	the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Company.
For purposes of determining whether “Cause” exists, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Employer or upon the instructions to the Executive by a more senior officer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The Company must notify the Executive of any event constituting Cause within ninety (90) days following its knowledge of its existence or such event shall not constitute Cause under this Agreement.

1.07	Change of Control. Any one of:
(a)	The consummation of the acquisition by any person (as such terms is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company;

(b)	Within any twelve (12) month period, a majority of the members of the Board is replaced by individuals whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election; or

(c)	Consummation of: (1) a merger or consolidation to which the Company is a party if the stockholders of the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty seven (67%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Company’s voting securities outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or sale or other disposition of all or substantially all of the assets of the Company or the Bank.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because fifty percent (50) or more of the combined voting power of the Company’s then outstanding voting securities is acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.

Notwithstanding the foregoing, no event described in this Section 1.05 shall be considered a Change of Control, unless the event also constitutes a change in the ownership or effective control pursuant to Code Section 409A(a)(2)(A)(v) and the regulatory guidance promulgated thereunder.
1.08	Code. The Internal Revenue Code of 1986, as amended.

1.09	Company Contributions. The contributions to be credited to an Executive’s Plan accounts as described in Section 3.02 hereof.

1.10	Company Contribution Date. The last day of the Plan Year for which the Company Contribution is being made.

1.11	Compensation. The Executives annual base salary and annual incentive bonus.

1.12	Deferrals. The portion of the Compensation that a Participant elects to defer in accordance with Section 3.01 hereof.

1.13	Deferral Date. The date the Deferrals will be credited to the Executive’s Account, which date shall be the date it would otherwise have been payable to the Executive.

1.14	Deferral Election. The separate written agreement, submitted to the Administrator, by which an Executive elects to participate in the Plan and to make Deferrals.

1.15	Disability. A Participant shall be considered disabled if the participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

1.16	Effective Date. January 1, 2008.

1.17	Executive. An executive of the Company or an Affiliate selected by the Board to participate in the Plan.

1.18	Normal Retirement Date. The date on which the Executive attains age sixty-five (65) with five (5) or more years of service, as measured under the Company’s 401(k) plan, provided that the Executive has not incurred a Separation from Service prior to that date. For purposes of this Plan, years of service shall be measured in the same manner as they are measured under the Centrue Financial Corporation 401(k) and Profit Sharing Plan.

1.19	Participant. An Executive who is a Participant as provided in ARTICLE 2.

1.20	Plan Year. January 1 to December 31.

1.21	Separation from Service. The termination of the Executive’s employment with the Company and each of its Affiliates for reasons other than death or Disability. Whether a Separation from Service takes place is determined by the Company based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination.
(a)	A termination of employment will be presumed to constitute a Separation from Service if the Executive continues to provide services as an employee of the Bank in an annualized amount that is less than 20% of the services rendered, on average, during the immediately preceding three years of employment (or, if employed less than three years, such lesser period).

(b)	The Executive will be presumed to have not incurred a Separation from Service if the Executive continues to provide services to the Bank in an annualized amount that is 50% or more of the services rendered, on average, during the immediately preceding three years of employment (or if employed less than three years, such lesser period).

(c)	A Separation from Service will not have occurred if immediately following the Executive’s termination of employment, the Executive becomes an employee of any Affiliate of the Company, unless the services to be performed would be in amount that would result in the presumption that a Separation from Service had occurred.
1.22	Specified Employee. A key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

ARTICLE 2.
ELIGIBILITY AND PARTICIPATION
2.01	Eligible Executives. The Board shall determine in its sole discretion which executives of the Company and its Affiliates shall be eligible for participation in the Plan. In making this determination, the Board shall only permit participation in the Plan by an executive who are members of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Company.

2.02	Commencement of Participation. Each Executive shall become a Participant in the Plan on the date the Executive’s Deferral Election first becomes effective.
(a)	A Participant who is no longer an Executive shall not be permitted to submit a Deferral Election and all Deferrals for such Participant shall cease as of the end of the Plan Year in which such Participant is determined to no longer be an Executive.

(b)	Amounts credited to the Participant’s Account described in subsection (a) shall continue to be held, pursuant to the terms of the Plan and shall be distributed as provided in ARTICLE 6.
2.03	Deferral Continuance upon Separation from Service. On or after the first day of any Plan Year, a Participant’s Deferral Election with respect to that Plan Year shall be irrevocable. A Participant may change a Deferral Election by delivering to the Administrator a written revocation or modification of such election with respect to Compensation that relate to services yet to be performed. The revocation or modification of the Deferral Election shall be effective as of the first day of the Plan Year following the date the Participant delivers the revocation or modification to the Administrator.
ARTICLE 3.
CONTRIBUTIONS
3.01	Deferrals.
(a)	The Company shall credit to the Participant’s Account an amount equal to the amount designated in the Participant’s Deferral Election for that Plan Year. Such amounts shall not be made available to such Participant, except as provided in ARTICLE 6, and shall reduce such Participant’s Compensation from the Company or Affiliate in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Company and Affiliates as provided in ARTICLE 8.

(b)	Each Executive shall deliver a Deferral Election to the Administrator before any Deferrals may become effective. Except with respect to the deferral of all or a portion of the Executive’s annual incentive bonus, such

Deferral Election shall be void with respect to any Deferral unless submitted before the beginning of the calendar year during which the amount to be deferred will be earned. An Executive’s Deferral Election with respect to all or a portion of the Executive’s annual incentive bonus shall be void with respect to any Deferral unless submitted by June 30 of the Plan Year, provided that the annual incentive bonus relates to the Executive’s performance over a period not shorter than the Plan Year and further provided that the Board has established written performance goals with respect to the annual incentive program. Notwithstanding the foregoing, in the year in which an Executive is first eligible to participate, such Deferral Election shall be filed within thirty (30) days of the date on which an Executive is first eligible to participate, respectively, with respect to Compensation earned during the remainder of the calendar year.

(c)	Subject to the limitation set forth in Section 3.01, the Deferral Election shall remain effective until modified or revoked and will contain the following:
(i)	the Participant’s designation as to the amount of Compensation to be deferred;

(ii)	the beneficiary or beneficiaries of the Participant; and

(iii)	such other information as the Administrator may require.
(d)	The maximum amount that may be deferred each Plan Year is fifty percent (50%) of the Participant’s base salary and one hundred percent (100%) of the Participant’s annual incentive bonus.
3.02	Company Contributions. The Board may determine for any Plan Year that the Company will make matching contributions or a Company contribution on behalf of some or all Participants. The Board may make such determination at such time as during the Plan Year that it determines appropriate.

3.03	Time of Contributions. Deferrals shall be credited to the Account of the appropriate Participant as of the Deferral Date. Company Contributions shall be credited to the Account of the appropriate Participant as of Company Contribution Date.
ARTICLE 4.
VESTING
4.01	Vesting of Deferrals. A Participant shall have a vested right to his Account attributable to Deferrals and any earnings on the investment of such Deferrals. A Participant shall become one hundred percent (100%) vested in Company Contributions on the fifth (5th) anniversary of last day of the Plan Year in which the Company Contribution is credited to the Participant’s Account, provided that the Executive remains employed by the Company or an Affiliate through that date

(e.g., all Company contributions credited to a Participant’s Account for the 2008 Plan Year shall become vested on December 31, 2013), provided the Executive remains employed by the Company or an Affiliate through that date. Each Company Contribution will become vested separately. A Participant shall become one hundred percent (100%) upon a Change of Control of the Company, the Executive’s Normal Retirement Date or the Participant’s death, provided that the Participant is employed by the Company on the date of the Change of Control, Normal Retirement Date or the Participant’s death. Upon the Participant’s Separation from Service, the Participant shall forfeit all Company Contributions that have not yet become vested under this Section. Upon the Administrator’s determination that the Participant’s Separation from Service has occurred for Cause, the Participant shall forfeit the Participant’s entire Company Contributions Account, regardless of whether all or a portion of such Company Contributions had become vested under this Section. The Board may accelerate vesting in Company Contributions in its sole discretion.
ARTICLE 5.
ACCOUNTS
5.01	Accounts. The Administrator shall establish and maintain a bookkeeping account in the name of each Participant. The Participant’s Deferral Account shall be credited with Units, as defined in Section 5.02(a). To the extent that the Participant directs the investment of all or a portion of Participant’s Company Contribution Account in Units, such Company Contribution Account shall be credited with Units in the same manner as the Participant’s Deferral Account. The Company shall specify additional investment measures, which shall be credited or debited with investment gains and losses in the manner described in Section 5.02. Each Participant’s Account shall be debited by any distributions made plus any federal, state and/or local tax withholding as may be required by applicable law. Distributions under ARTICLE 6 shall be equal to the Participant’s Account balance as of the date of the applicable distribution thereunder.

5.02	Investments, Gains and Losses.
(a)	The Participant’s Deferral Account and the portion of the Participant’s Company Contribution Account which the Participant has directed to be invested in Units will be credited with the hypothetical number of stock units (“Units”), calculated to the nearest thousandths of a Unit, determined by dividing the amount of the Deferrals on the Deferral Date or the Company Contribution Date by the closing market price of the Company’s common stock as reported on the NASDAQ for such date or if that date is not a trading day, for the trading day immediately preceding such date. The Participant’s Account will also be credited with the number of Units determined by multiplying the number of Units in the Participant’s Account by any cash dividends declared by the Company on its common stock and dividing the product by the closing market price of the

Company’s common stock as reported on the NASDAQ on the related dividend payment date, and also by multiplying the number of Units in the Participant’s Account by any stock dividends declared by the Company on its common stock.

(b)	The portion of a Participant’s Company Contribution Account that is investment alternatives made available by the Company other than Units shall be credited or debited with earnings or losses that the would have been realized had the Participant actually invested that portion of Participant’s Company Contribution Account in such alternative investments, as determined by the Administrator.

(c)	The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Deferrals, distributions and any other appropriate adjustments, including, not by way of limitation appropriate adjustments to reflect any change in the outstanding common shares of the Company as a result of a merger, reorganization, stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification. Such adjustments shall be made as frequently as is administratively feasible.

(d)	The Participant’s Account, established pursuant to Section 5.01, will be valued by the Administrator on a yearly basis.

(e)	Any amounts contributed to a “Rabbi Trust” as provided in Section 8.02 shall be invested by the trustee of the Rabbi Trust in accordance with written directions from the Company. Such directions shall provide the trustee with the investment discretion to invest the above-referenced amounts within broad guidelines established by Administrator and Company as set forth therein. Notwithstanding the foregoing, unless required otherwise by applicable law, any purchases of Company common stock shall occur on the Deferral Date or the dividend payment date the Rabbi Trust Trustee will, unless such date is not a trading day in which case the purchase shall occur on the next trading day.

(f)	To the extent that the Company contributes amounts to a Rabbi Trust to set aside assets for the future payment of the Participant’s benefits under this Plan, the provisions of this Article 5 relating to the adjustment to the Participant’s Account to reflect investment gains or losses will not apply and instead, the Participant’s Account will be adjusted for investment gains and losses by reference to the gains in losses of the Rabbi Trust assets that are attributable to the Participant’s benefit under this Plan.

(g)	The Company shall be responsible for the payment of any income taxes payable as a result of Rabbi Trust earnings and such taxes shall not be paid from the assets of the Rabbi Trust unless otherwise required by applicable law.

ARTICLE 6.
DISTRIBUTIONS
6.01	Payment. Payment of the vested portion of a Participant’s Account shall commence as soon as administratively feasible immediately following the Participant’s Separation from Service, provided, however, that if a Participant, prior to commencing participation in the Plan and prior to any Deferrals being made, executes an irrevocable election to commence payments upon attainment of age sixty-five (65), payments shall commence as soon as administratively feasible immediately following the Participant’s attainment of age sixty-five (65). The Participant may elect, in writing, any one of the following forms of payment, provided that such election is delivered to the Administrator and is made at the time of the Deferral Election. Subject to the Administrator’s approval, the Participant may specify a combination of the distribution forms described in (a) and (b), provided that the Participant designates the portions of Participant’s Account that will be so distributed in increments of ten percent (10%).
(a)	single lump-sum payment of the value of the Participant’s Account; or

(b)	substantially equal annual installments over a period of either five (5) years or ten (10) years.
Notwithstanding any provision of this Plan to the contrary, if the Participant is considered a Specified Employee at Separation from Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not, to the extent required by Section 409A of the Code, commence earlier than six (6) months after the date of such Separation from Service. Any such distribution or series of distributions to be made due to a Separation from Service shall commence no earlier than the first day of the seventh month following the Separation from Service, provided that to the extent permitted by Section 409A of the Code, only payments scheduled to be paid during the first six (6) months after the date of such Separation from Service shall be delayed and such delayed payments shall be paid in a single sum on the first day of the seventh month following the date of such Separation from Service.

6.02	Commencement of Payment upon Death or Change of Control.
(a)	Upon the death of a Participant, all amounts credited to his Account shall be paid in a single lump sum, as soon as administratively feasible, to his beneficiary or beneficiaries, as determined under ARTICLE 7.

(b)	Upon a Change of Control, all amounts credited to a Participant’s Account shall be paid in a single lump sum as of the date of the Change of Control, unless the Participant elects in Participant’s Deferral Election to receive payment in accordance with the Participant’s election described in Section 6.1 regardless of the occurrence of a Change of Control. In the case of such election, a Participant’s Separation from Service shall not be considered to have occurred for purposes of this Plan until the Participant’s Separation from Service from the successor in interest to the Company or the Affiliate for which the Executive was employed immediately prior to the Change of Control.
6.03	Form of Payment.
(a)	A Participant, former Participant, or deceased Participant’s beneficiary or legal representative may elect at any time to have any or all payouts, or remaining payouts, of the Participant’s Account that is invested in Units to be paid out in cash or in shares of Company common stock. At any time before the end of the calendar year prior to Separation from Service, an Executive may revise and supersede any or all of his or her previous elections with respect to the form of payment (cash or shares of common stock). The portion of a Participant’s Account that is not invested in Units shall be payable only in cash.

(b)	If a Participant’s Account is payable in cash and in installments, the amount of the first cash installment payment shall be a fraction of the Units in the Participant’s Account on the date of the initial installment payment, the numerator of which is one and the denominator of which is the total number of installments elected. Each subsequent installment shall be calculated in the same manner as of each subsequent annual payment except that the denominator shall be reduced by the number of installments which have been previously paid. The amount of cash payable for Deferrals accounted for as Units based on Company common stock value will be paid, as described above, based on the number of Units in the Participant’s Account on the payment date multiplied by the closing market price of the Company’s common stock as reported on the NASDAQ for such date or, if that date is not a trading day, then for the trading day immediately preceding such date

(c)	If a Participant’s Account is payable in Company common stock and in installments, the amount of the first installment payment shall be a fraction of the value of the Units in the Participant’s Account on the date of the initial installment which is the total number of installments elected. Each of each subsequent annual payment except that the denominator shall be reduced by the number of installments which have been previously paid. Except for the final installment payment, only whole shares shall be payable, and the value of any fractional share payable shall be retained in the Participant’s Account until the final installment payment, at which time the value of any fractional share payable shall be paid in cash, based on the fractional share multiplied by the closing market price of the Company’s common stock as reported on the NASDAQ for such date, or if that date is not a trading day, for the trading day immediately preceding such date.

ARTICLE 7.
BENEFICIARIES
7.01	Beneficiaries. Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his beneficiary under the Plan. Such designation shall be made on a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or comment of any previously designated beneficiary, by amending his previous designation on a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

7.02	Lost Beneficiary.
(a)	All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.

(b)	If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid to the co-beneficiary or secondary beneficiary designated by the Participant, or in the absence of a co-beneficiary or secondary beneficiary, to the Participant’s estate.
ARTICLE 8.
FUNDING
8.01	Prohibition Against Funding. Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Company and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Company, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Company itself for enforcement of any and all benefits due under this

Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The Company shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

8.02	Deposits. Notwithstanding paragraph 8.01, or any other provision of this Plan to the contrary, the Company may deposit any amounts it deems appropriate to pay the benefits under this Plan to a “Rabbi Trust” as established pursuant to Treasury Department Revenue Procedures 92-64 and 92-65.

8.03	Withholding of Executive Deferrals. The Administrator is authorized to make any and all necessary arrangements with the Company in order to withhold the Participant’s Deferrals under Section 3.01 hereof from the Participant’s Compensation. The Administrator shall determine the amount and timing of such withholding.
ARTICLE 9.
CLAIMS ADMINISTRATION
9.01	General. In the event that a Participant or his beneficiary does not receive any Plan benefit that is claimed, such Participant or beneficiary shall be entitled to consideration and review as provided in this ARTICLE 9.

9.02	Claim Review. Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth (in a manner calculated to be understood by the claimant):
(a)	The specific reason or reasons for denial of the claim;

(b)	A specific reference to the Plan provisions on which the denial is based;

(c)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	An explanation of the provisions of this Article.
9.03	Right of Appeal. A claimant who has a claim denied under Section 9.02 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this Section 9.03 must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 9.02.

9.04	Review of Appeal. Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Administrator shall issue a written decision, which shall be binding on all parties subject to Section 9.06 below. The decision shall be written in a manner calculated to be understood by the claimant and shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that if a hearing is held the decision may be issued within one hundred twenty (120) days after the appeal is filed.

9.05	Designation. The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article.

9.06	Arbitration. Each and every dispute or controversy arising pursuant to the Plan or a Deferral Election shall, after exhaustion of the review procedure set forth in Section 9.04, be settled exclusively by arbitration, conducted before a single arbitrator sitting in Chicago, Illinois in accordance with the rules of JAMS then in effect. The costs and expenses of arbitration, including the fees of the arbitrators, shall recover as expenses all reasonable attorneys’ fees incurred by it in connection with the arbitration proceeding or any appeals therefrom.
ARTICLE 10.
GENERAL PROVISIONS
10.01	Administrator: The Administrator:
(a)	Is expressly empowered to limit the amount of Compensation that may be deferred; to deposit amounts in accordance with Section 8.02 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Company it deems necessary to determine whether the Company would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b)	Shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c)	Shall be indemnified and saved harmless by the Company, if the Administrator is not the Company, from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.
10.02	No Assignment. Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.03	No Rights to Remain an Employee. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained as a employee of the Company or an Affiliate, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. The Company’s or an Affiliate’s right to terminate the employment of a Participant shall continue to the same extent as if this Plan had never been adopted.

10.04	Incompetence. If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his benefit without responsibility of the Administrator to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Company and the Administrator, if the Administrator is not the Company.

10.05	Identity. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the company or the Administrator incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

10.06	No Liability. No liability shall attach to or be incurred by any manager of the Company, or any Administrator under or by reason of the terms, conditions and provisions contained in this Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the establishment of this Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

10.07	Expenses. All expenses incurred in the administration of the Plan, whether incurred by the Company or the Plan, shall be paid by the Company.

10.08	Insolvency. Should the Company be considered insolvent, the Company, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan, if the Company is not the Administrator. Upon receipt of such notice, the Administrator shall cease to make any payments to Participants and their beneficiaries and shall hold any and all assets attributable to the Company for the benefit of the general creditors of the Company.

10.09	Amendment and Termination.
(a)	The Company may unilaterally terminate this Plan at any time. Except as provided in this Section, the termination of this Plan shall not cause a distribution of benefits under this Plan. Rather, upon such termination benefit distributions will be made at the time specified in ARTICLE 6.

(b)	If the Company terminates the Plan within thirty (30) days before, or twelve (12) months after a Change in Control, distributions may be made provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all of the Company’s plans that would be aggregated with this Plan under Code Section 409A or the regulations thereunder are terminated so that all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated Plans within twelve (12) months of the termination of the Plans.

(c)	The Company may terminate the Plan upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical.

(d)	The Company may terminate the Plan and all other Plans required to be aggregated with this Plan under Section 409A of the Code or the regulations thereunder), provided such termination does not occur proximate to a downturn in the financial health of the Company, and further provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of three (3) years following the date of such termination

(e)	Any funds remaining after the termination of the Plan, and satisfaction of all liabilities to Participants and others, shall be returned to the Company.
10.10	Company Determinations. Any determinations, actions or decisions of the Company (including but not limited to, Plan amendments and Plan termination) shall be made by the Board or a properly delegated committee thereof in accordance with its established procedures.

10.11	Construction. All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

10.12	Governing Law. This Plan shall be governed by, construed and administered in accordance with the laws of the State of Illinois, other than its laws respecting choice of law.

10.13	Headings. The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan, nor in any way shall they affect this Plan or the construction of any provision thereof.

10.14	Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

10.15	Compliance with Code Section 409A. The Company intends that this Plan comply with the applicable provisions of applicable law, including, by way of example and not limitation, Section 409A of the Code and the regulations promulgated thereunder. Any provision of this Plan which is not in compliance with such laws shall be deemed amended in such manner as is necessary to comply with applicable law and the Participant’s rights under this Plan shall be subject to the provisions of the Plan so amended.

          IN WITNESS WHEREOF, the Company has adopted this Plan as of the date indicated below.

CENTRUE FINANCIAL CORPORATION
Dated: December 12, 2007	By:	/s/ Thomas Daiber

Its:	President and CEO